UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earlit event reported): September 27, 2017

RENNOVA HEALTH, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-35141	68-0370244
(Commission File Number)	(I.R.S. Employer Identification No.)

400 S. Australian Avenue, Suite 800, West Palm Beach, Florida	33401
(Address of Principal Executive Offices)	(Zip Code)

(561) 855-1626

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 3.02. Unregistered Sales of Equity Securities.

In connection with the acquisition of Genomas, Inc., on September 27, 2017 Rennova Health, Inc. (the “Company”) issued 1,750,000 shares of Series F Convertible Preferred Stock (the “Series F Preferred Stock”). The following summary of certain terms and provisions of the Company’s Series F Preferred Stock is subject to, and qualified in its entirety by reference to, the terms and provisions set forth in the Company’s Amended Certificate of Designation of Preferences, Rights and Limitations of Series F Preferred Stock.

General. Our board of directors has designated up to 1,750,000 shares of the 5,000,000 authorized shares of preferred stock as Series F Preferred Stock.

Rank. The Series F Preferred Stock ranks on parity to our common stock.

Conversion. Each share of the Series F Preferred Stock is convertible into shares of our common stock (subject to adjustment as provided in the related certificate of designation of preferences, rights and limitations) at any time after the first anniversary of the issuance date at the option of the holder at a conversion price equal to the greater of $1.95 or the average closing price of the Company’s common stock for the 10 trading days immediately preceding the conversion. The maximum number of shares of common stock issuable upon the conversion of the Series F Preferred Stock is 897,436. The conversion price and the maximum number of shares issuable upon conversion are subject to adjustment upon the effectiveness of the Company’s previously announced 1-for-15 reverse stock split. Any shares of Series F Preferred Stock outstanding on the fifth anniversary of the issuance date will be mandatorily converted into common stock at the applicable conversion price on such date.

Liquidation Preference. In the event of our liquidation, dissolution or winding-up, holders of Series F Preferred Stock will be entitled to receive the same amount that a holder of common stock would receive if the Series F Preferred Stock were fully converted into shares of our common stock at the conversion price (assuming for such purposes that the Series F Preferred Stock is then convertible) which amounts shall be paid pari passu with all holders of common stock.

Voting Rights. Each share of Series F Preferred Stock shall have one vote, and the holders of the Series F Preferred Stock shall vote together with the holders of our common stock as a single class.

Dividends. The holders of the Series F Preferred Stock will participate, on an as-if-converted-to-common stock basis, in any cash dividends to the holders of common stock.

Redemption. At any time, from time to time after the first anniversary of the issuance date, we have the right to redeem all or any portion of the outstanding Series F Preferred Stock at a price per share equal to $1.95 plus any accrued but unpaid dividends.

Negative Covenants. As long as any shares of Series F Preferred Stock are outstanding, the Company may not amend, alter or repeal any provision of our certificate of incorporation, the certificate of designation or our bylaws in a manner that materially adversely affects the powers, preferences or rights of the Series F Preferred Stock.

The issuance of the shares of Series F Preferred Stock was exempt from the registration requirements of the Securities Act of 1933, as amended, in accordance with Section 4(a)(2) thereof, as a transaction by an issuer not involving a public offering.

The foregoing description of the Series F Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the Amended Certificate of Designation for the Series F Preferred Stock, which is filed as an exhibit to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

3.11	Amended Certificate of Designation for Series F Convertible Preferred Stock (incorporated by reference to Exhibit 3.11 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 25, 2017).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 2, 2017	RENNOVA HEALTH, INC.

	By:	/s/ Seamus Lagan
Seamus Lagan
Chief Executive Officer
(principal executive officer)

EXHIBIT INDEX

Exhibit Number	Description

3.11	Amended Certificate of Designation for Series F Convertible Preferred Stock (incorporated by reference to Exhibit 3.11 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 25, 2017).